EXHIBIT 99.1

Proteon Therapeutics Announces Third Quarter 2014 Financial Results

WALTHAM, Mass., Nov. 25, 2014 (GLOBE NEWSWIRE) -- Proteon Therapeutics Inc. (Nasdaq:PRTO), a company developing novel, first-in-class pharmaceuticals to address the medical needs of patients with kidney and vascular diseases, today reported financial results for the quarter ended September 30, 2014, and recent business highlights.

"It has been an exciting quarter for Proteon as we initiated a Phase 3 clinical study of PRT-201 in chronic kidney disease (CKD) patients undergoing surgical placement of an arteriovenous fistula (AVF)," said Timothy Noyes, President and Chief Executive Officer of Proteon. "We also raised additional capital in our initial public offering, enabling us to accelerate the initiation of our second Phase 3 clinical study of PRT-201 and fund additional research and development activities."

Third Quarter and Recent Highlights:

In July 2014, the Company treated its first patient in a Phase 3 clinical study of its lead product, PRT-201. Patient enrollment is progressing as expected and the study is on track for data to be available in the first quarter of 2017.

In October 2014, the Company closed its initial public offering raising gross proceeds of $61.1 million. In November 2014, the underwriters exercised their 30-day option and purchased 916,500 additional shares of common stock increasing the total gross proceeds from the initial public offering to $70.3 million. After deducting underwriting discounts and commissions and offering-related expenses, total net proceeds generated, when including the underwriters' overallotment purchase, were approximately $62.5 million.

Cash, cash equivalents and marketable securities totaled $21.7 million as of September 30, 2014, compared to $5.2 million as of December 31, 2013. With such capital and with the net proceeds of $62.5 million from our initial public offering, we believe we can fund our operations into 2018.

Revenue was $2.9 million for the third quarter of 2014 and related to deferred revenue recognized as revenue upon the expiration in August 2014 of residual rights under an option agreement with a major pharmaceutical company originally entered into in 2009.

Research and development expenses were $1.8 million for the third quarter of 2014 compared to $1.0 million for the same period in 2013. The increase was due primarily to the initiation of our Phase 3 trial in the third quarter of 2014.

General and administrative expenses were $1.0 million for the third quarter of 2014 compared to $0.9 million for the same period in 2013. The increase was due primarily to higher headcount in 2014 than in 2013.

Other expense, net was ($5.3) million for the third quarter of 2014 compared to ($189,000) for the same period in 2013. In connection with our Series D financing in May 2014, the investors received rights to purchase additional shares of Series D preferred stock. These investor rights represented financial instruments, which were accounted for as a liability. The non-cash increase in the fair value of such liability was $5.3 million in the third quarter of 2014 as the likelihood of the Company's initial public offering had increased during the quarter. The Series D investor rights obligation was settled during the fourth quarter as part of our initial public offering and the liability decreased to zero.

Net loss for the three months ended September 30, 2014 was $5.2 million, or $31.03 per share, as compared to a net loss of $2.1 million, or $15.60 per share, for the same period in 2013. Net loss includes stock-based compensation expense of $0.2 million for the third quarter of 2014 and $21,000 for the third quarter of 2013.

Proteon Therapeutics will not be conducting a conference call in conjunction with this earnings release.

About PRT-201

PRT-201 is an investigational recombinant human elastase that is being studied for its ability to improve outcomes in patients suffering from vascular disease. Elastase has been shown in preclinical settings to reduce neointimal hyperplasia formation, which may result in improved blood flow and prolonged vessel patency. PRT-201 has received fast track and orphan drug designations from the Food and Drug Administration and orphan medicinal product designation from the European Commission for hemodialysis vascular access indications.

About Proteon Therapeutics

Proteon Therapeutics Inc. is developing novel, first-in-class pharmaceuticals to address the medical needs of patients with kidney and vascular diseases. The company is headquartered in Waltham, Mass. For additional information, please visit www.proteontherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are, or may be deemed to be, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential," or, in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including those regarding the second phase 3 clinical study, patient enrollment in the phase 3 clinical study, timing for availability of data, ability to fund operations, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund the our operating expenses and capital expenditure requirements for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether PRT-201 will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the Food and Drug Administration or equivalent foreign regulatory agencies on a timely basis or at all; and whether we can successfully commercialize and market our product candidates, are described more fully in our final prospectus dated October 21, 2014 and filed with the Securities and Exchange Commission on October 22, 2014 pursuant to Rule 424(b), particularly in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In light of the significant uncertainties in our forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this presentation.

Proteon Therapeutics, Inc.
Selected Consolidated Balance Sheet (Unaudited)
(In thousands)

	September 30,	December 31,
	2014	2013

Cash, cash equivalents and marketable securities	$ 21,686	$ 5,152

Prepaid expenses and other current assets	234	178

Property and equipment, net and other non-current assets	2,259	329

Total assets	$ 24,179	$ 5,659

Accounts payable and accrued expenses	$ 2,658	$ 1,383

Other liabilities	11,903	8,385

Preferred Stock, common stock and additional paid-in-capital	126,169	96,405

Stockholders' deficit	(116,551)	(100,514)

Total liabilities and stockholders' deficit	$ 24,179	$ 5,659

Proteon Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$ 2,948	$ --	$ 2,948	$ --

Operating expenses:

Research and development	1,773	971	4,558	$ 2,974

General and administrative	1,041	943	2,697	2,360

Total operating expenses	2,814	1,914	7,255	5,334

Income (loss) from operations	134	(1,914)	(4,307)	(5,334)

Other expense, net	(5,315)	(189)	(6,268)	(181)

Net loss	$ (5,181)	$ (2,103)	$ (10,575)	$ (5,515)

Net loss per share attributable to common
stockholders - basic and diluted	$ (31.03)	$ (15.60)	$ (67.65)	$ (43.21)

Weighted-average number of common shares
used in net loss per share attributable to
common stockholders - basic and diluted	240,375	233,586	240,375	233,586

Investor Contact
George Eldridge, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Press Contact
Chris Erdman or Lynnea Olivarez, MacDougall Biomedical Communications
781-235-3060
proteon@macbiocom.com